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                                                                     EXHIBIT 5.1



                 [KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]

                               December 13, 2002



HYSEQ, INC.
670 Almanor Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

        We have acted as special Nevada counsel for Hyseq, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of an aggregate of 46,602,586 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), in connection with the merger of the Company and Variagenics, Inc.

        In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on November 9, 2002, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

        Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company that are being issued in connection with the merger of the Company and Variagenics, Inc. pursuant to the Registration Statement, when issued in accordance with the merger in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                Very truly yours,


                                /s/ Kummer Kaempfer Bonner & Renshaw
                                ------------------------------------
                                KUMMER KAEMPFER BONNER & RENSHAW